Exhibit 99.1

CONTACT:

SatCon Technology Corporation®

Dan Gladkowski

VP, Administration

617-897-2411

SATCON TECHNOLOGY REPORTS FINANCIAL RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2007

Quarter end Backlog at Record $39 Million, up 56% from 2006

Solar Inverters Grow 220% to $3.2M in the First Quarter

Boston, MA – May 14, 2007 – SatCon Technology Corporation© (NASDAQ CM: SATC), a developer and supplier of power management and system architecture solutions for the alternative energy and distributed power markets, today announced its operating results for the quarter ended March 31, 2007.  Revenues for the quarter ended March 31, 2007 were $8.3 million compared with $7.6 million in the first quarter of 2006, an increase of 9%.  More importantly, revenues in stationary power systems increased by 57% to $3.6 million for the quarter compared to $2.3 million in the first quarter of 2006.  Driving that growth were increases in solar inverter revenues of over 220% to $3.2 million compared to $1.0 million in 2006.  In addition, technology development revenue recorded growth of over 98% to $1.8 million from $0.9 million.  This revenue growth in solar inverters and power technology development reflects the results of the company’s effort to focus on products targeted at the alternative energy and distributed power markets.

This trend can be seen in the quarter-end order backlog as well.  Defined as firm purchase orders from customers for future delivery, the order backlog has not only increased over 56% to over $39 million at the end of the first quarter, up from $25 million at the end of the first quarter in 2006, but it has increased across all product lines.  Stationary power systems increased over 100% to $17.8 million, technology and product development orders increased over 67% to $8.5 million, and the electronics business experienced a 12% increase to over $7 million.  As of the end of April 2007, the sales order backlog topped $44 million, its highest level in the company’s history, with continued strong growth in all areas but driven primarily by the solar inverter product line. Sales order bookings for April alone were over  $8 million, including over $4 million for Photovoltaic Inverters.

“This is definitely a positive trend,” said David Eisenhaure, President and Chief Executive Officer.  “With our current sales order backlog at over $44 million at the end of April, we believe that we have the ability to achieve revenues on the order of $50 million for the year 2007, up from our actual revenue in 2006 of approximately $34 million.  The majority of the increase in our revenue is expected to come from our photovoltaic inverter product line.  As we achieve this increased revenue for 2007, we expect our losses from operations to decline accordingly. We will need additional working capital to fund that growth, and we expect to request a release of a negative covenant with our note holders to allow us to secure this additional working capital financing.”

Commenting on the financial results, David O’Neil, Vice President of Finance continued, “Our operating losses for the 1st Quarter of 2007 were $3.0 million as compared to $3.2 million in the same period of 2006.  This decrease in losses is primarily attributed to lower cost of product in our Applied Technology division partially offset by the costs associated with the wind down of the products produced in our now closed Worcester facility.  We continue to increase our direct investment spending in R&D with a modest increase of $0.1 million to $0.7 million in Q1 2007, primarily to support the development of new products in our solar inverter line and to develop new products in our Electronics division.  Our SG&A costs are down by $0.5 million or 19% primarily in our corporate costs of legal and other fees, and reduced payroll and overhead costs.”

 “We continue to take steps to improve spending while increasing our revenues and order backlog,” concluded Eisenhaure.  “We have set some high expectations for ourselves but, given where we are today, we are confident that we can achieve those objectives with the proper financing.  We expect that we will achieve those objectives primarily driven by the growth in alternative energy markets, particularly photovoltaic inverters.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the SatCon website at www.satcon.com.   SATC-E

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered.    Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

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SATCON TECHNOLOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,542,678	$7,190,827
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $230,709 and $792,245 at March 31, 2007 and December 31, 2006, respectively	6,904,056	8,549,923
Unbilled contract costs and fees	261,984	267,247
Inventory	11,177,290	7,945,874
Prepaid expenses and other current assets	2,067,909	756,884
Total current assets	$25,037,917	$24,794,755
Property and equipment, net	2,725,832	2,783,900
Goodwill, net	704,362	704,362
Intangibles, net	1,094,667	1,224,488
Restricted cash	1,000,000	1,000,000
Other long-term assets	71,382	69,782
Total assets	$30,634,160	$30,577,287

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$82,759	$123,219
Accounts payable	5,692,407	4,538,569
Accrued payroll and payroll related expenses	1,589,303	1,449,185
Other accrued expenses	1,683,101	2,405,447
Accrued restructuring costs.	—	1,200,326
Current portion of senior secured convertible notes.	5,500,000	5,500,000
Current portion of warrant liability	401,821	436,919
Deferred revenue	8,152,769	5,834,537
Total current liabilities	$23,102,160	$21,488,202
Redeemable convertible Series B preferred stock (345 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively; face value $5,000 per share; liquidation preference $1,725,000)	1,725,000	1,725,000
Long-term Senior secured convertible notes, net of current portion	6,083,422	7,240,482
Long-term warrant liability, net of current portion.	2,736,569	2,483,634
Other long-term liabilities	106,846	108,049
Total Liabilities	$33,753,997	$33,045,367

Commitments and contingencies (Note H)

Stockholders’ deficit:
Common stock; $0.01 par value, 100,000,000 shares authorized; 42,113,810 and 40,105,073 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	421,138	401,051
Additional paid-in capital	159,061,155	156,379,193
Accumulated deficit	(162,377,220)	(158,991,838)
Accumulated other comprehensive loss	(224,910)	(256,486)
Total stockholders’ deficit	$(3,119,837)	$(2,468,080)
Total liabilities and stockholders’ deficit	$30,634,160	$30,577,287

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	April 1,
	2007	2006
Revenue:
Product revenue	$6,532,587	$6,660,557
Funded research and development and other revenue	1,785,179	946,281
Total revenue	$8,317,766	$7,606,838

Operating costs and expenses:
Cost of product revenue	6,370,472	5,845,145
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,356,799	978,007
Unfunded research and development expenses	677,409	560,082
Total research and development and other revenue expenses	$2,034,208	$1,538,089
Selling, general and administrative expenses	2,823,841	3,359,374
Amortization of intangibles	109,821	111,671
Total operating costs and expenses	$11,338,342	$10,854,279

Operating loss	$(3,020,576)	$(3,247,441)
Change in fair value of Notes and Warrants	234,945	—
Other (loss) income	(40,554)	20,837
Interest income	85,539	95,299
Interest expense	(644,736)	(102,548)
Net loss	$(3,385,382)	$(3,233,853)

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.08)	$(0.08)

Weighted average number of common shares, basic and diluted	41,394,660	38,524,241